Exhibit 99
NEWS
FOR IMMEDIATE RELEASE
Contacts:
Greg Burns                Mark Nogal
Media Relations                Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Announces February 2021 Catastrophe Losses

NORTHBROOK, Ill., March 18, 2021 – The Allstate Corporation (NYSE: ALL) today announced estimated catastrophe losses for the month of February of $577 million, pre-tax ($456 million, after-tax).
Catastrophe losses in February comprised two events at an estimated cost of $590 million, pre-tax ($466 million, after-tax), partially offset by favorable prior period reserve reestimates. The severe winter freeze, primarily impacting Texas, resulted in gross losses of approximately $1.3 billion, with net losses estimated at $567 million, pre-tax ($448 million, after-tax), reflecting anticipated reinsurance recoveries partially offset by reinstatement premiums.
Estimated catastrophe losses for the month of January 2021 were favorable $55 million, reflecting subrogation recoveries related to the 2018 Woolsey wildfire, bringing estimated February quarter-to-date catastrophe losses to $522 million, pre-tax ($412 million, after-tax).
Given these events, Allstate has surpassed the retention level of the nationwide aggregate reinsurance cover, with the annual risk period ending March 31, 2021. For detailed specifics of our catastrophe reinsurance program, please see our Reinsurance Update posted on the Quarterly Results page of www.allstateinvestors.com.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.
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